Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-135011, No. 33-12208, No. 33-29185, No. 33-30020, No. 33-49230 and No. 33-49232 pertaining to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates of The Chubb Corporation and our report dated June 25, 2007 with respect to the financial statements and schedule of The Chubb Corporation Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ MITCHELL & TITUS LLP
New York, New York
June 25, 2007

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